Thomas L. Tran, Former Chief Financial Officer of Molina Healthcare, Joins Clover Health’s Board of Directors

FRANKLIN, Tenn. – August 22, 2024 – Clover Health Investments, Corp. (NASDAQ: CLOV) (“Clover,” “Clover Health” or the “Company”), a physician enablement technology company committed to bringing access to great healthcare to everyone on Medicare, today announced it has appointed Thomas L. Tran to the Company’s Board of Directors (the "Board"), and as a member of the Audit Committee.

“Tom Tran’s appointment to our Board marks a significant enhancement to our strategic financial planning and execution capabilities. With his impressive track record at the helm of finance at public managed care organizations, Tom is uniquely qualified to help guide Clover Health as we advance our mission of empowering physicians and improving health outcomes through innovative technology.” said Andrew Toy, Chief Executive Officer of Clover Health.

Mr. Tran has over 35 years of financial leadership experience in the healthcare industry and has previously held leadership roles at various prominent managed care companies. Most recently, from February 2022 to June 2023, Mr. Tran served as chief financial officer and as a director of Upstream Care, a value-based physician enablement innovator focused on the Medicare population. From June 2018 to May 2021, he served as chief financial officer of Molina Healthcare, Inc. (NYSE: MOH). Mr. Tran earned his Bachelor’s degree from Seton Hall University and his Master of Business Administration degree from New York University.

“Having dedicated my career to improving healthcare through better financial and operational strategies, I find Clover Health's mission very compelling. I believe Clover’s innovative use of technology to drive better health outcomes represents the future of Medicare. I am excited to join the Board and help shape this vision, ensuring Clover continues to lead in value-based care,” said Mr. Tran.

About Clover Health:
Clover Health (Nasdaq: CLOV) is a physician enablement technology company committed to bringing access to great healthcare to everyone on Medicare. This includes a health equity-based focus on seniors who have historically lacked access to affordable, high-quality healthcare. Our strategy is powered by our software platform, Clover Assistant, which is designed to aggregate patient data from across the healthcare ecosystem to support clinical decision-making and improve health outcomes through the early identification and management of chronic disease. For our members, we provide PPO and HMO Medicare Advantage plans in several states, with a differentiated focus on our flagship wide-network, high-choice PPO plans. For healthcare providers outside Clover Health's Medicare Advantage plan, we aim to extend the benefits of our data-driven technology platform to a wider audience via our subsidiary, Counterpart Health, and to enable enhanced patient outcomes and reduced healthcare costs on a nationwide scale. Clover Health has published data demonstrating the technology’s impact on Medication Adherence, as well as the earlier identification and management of Diabetes and Chronic Kidney Disease.

Press Contact:
Andrew Still-Baxter
press@cloverhealth.com

Investor Relations Contact:
Ryan Schmidt
investors@cloverhealth.com